Exhibit 4.1

AMENDMENT NO. 5

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 5 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of November 21, 2008, between LTX Corporation, a Massachusetts corporation, now named LTX-Credence Corporation (the “Company”), and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A., successor rights agent to BankBoston, N.A., as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of April 30, 1999, as amended, between the parties hereto (the “Rights Agreement”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement to modify the definition of Exempted Person to exclude a certain stockholder in the Company from the definition of Acquiring Person in specified circumstances; and

WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1(ff) of the Rights Agreement is hereby amended to read in its entirety

(ff)	“Exempted Person” shall mean:

(i) FMR LLC together with all of its Affiliates and Associates (“FMR”) which as of the date of this Amendment reported that it is the Beneficial Owner of more than 15% of the Company’s Common Stock then outstanding, unless and until the earlier such time as FMR, directly or indirectly, becomes the Beneficial Owner of (x) more than 16% of the Common Stock then outstanding (other than under circumstances described in the second sentence of Section 1(a) hereof (replacing for purposes of this clause (x) all references in Section 1(a) to 15% with 16%)) or (y) less than 15% of the Common Stock then outstanding, in either of which event FMR immediately shall cease to be an Exempted Person;

Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

LTX-CREDENCE CORPORATION

By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Managing Director